Exhibit 99
January 15, 2010
Dear Shareholders,
For the fourth quarter of 2009, our preliminary unaudited estimate of First Citizens’ earnings was approximately $27,000. Accordingly, the income was not sufficient to pay a shareholder dividend on February 1, 2010.
Our preliminary estimate of the earnings for the year 2009 is approximately $1,650,000. This is the profit after placing approximately $13,300,000 in our reserve for loan losses and absorbing an increase of approximately $1,900,000 in the FDIC premium. For comparison, in 2007, the last year before the economy really began to deteriorate; we placed $1,020,000 into the reserve for loan losses and paid an FDIC premium of $68,000.
As I have repeatedly mentioned over the last two years, our performance is tied to the state of the economy in Ohio. We have maintained a strong interest margin and reduced operating expenses without sacrificing customer service, but we cannot control the impact on us from individual customers who have lost jobs and business customers who have experienced reduced sales and profits. The entire spectrum of our customers has felt the affect of the economic slowdown. In 2009, we charged off slightly more than $2,000,000 in 1 to 4 family housing, slightly more than $2,200,000 in commercial real estate, and slightly more than $1,400,000 in business loans. The losses were not concentrated in one area, and no area totally escaped the impact of the economy.
During 2010, we believe that there will be an on-going need to put a substantial amount in the reserve for loan losses and to book significant expenses for FDIC premiums. The economy will continue to affect the amount required for the reserve. The last available unemployment numbers for our markets are: Erie County 10.9%; Ottawa County 11.9%; Huron County 13.4%; Crawford County 13.4%; Richland County 12.1; Champaign County 11.6%; Franklin County 8.4%; Summit County 9.8%. We must expect that this many people out of work will have consequences for our customers and for us.
While our non-performing loans have remained fairly stable over the last 12 months, there has been an increase in the number of loan customers who have diminished income, even though they are still current on their obligations. We anticipate that, sooner or later, the reduced income will cause some of these customers to fall behind in their payments. As a result, we expect that the need to put money, at higher than historic rates, into the reserve for loan loss will continue into the future.

While we all find the bottom-line results disappointing, we cannot lose sight of the ability of this company to generate gross earnings through our interest margin. We must continue to remember that the economic factors are temporary (though they are lingering far longer than any of us would like).
By the third week of March you will receive your annual report and proxy. There will be considerably more detail in this report. I encourage you to read the material provided. As always, should you have any questions, a call is always welcome.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information: Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.